Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

Salix Pharmaceuticals Receives Approvable Letter from FDA for Balsalazide Tablet

RALEIGH, NC, May 16, 2008—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company has received an approvable letter from the U.S. Food and Drug Administration (FDA) for balsalazide tablet studied as a treatment of mild-to-moderate active ulcerative colitis in patients 18 years and older.

“Late this afternoon Salix received a communication from the FDA that the Balsalazide Tablet NDA is approvable,” stated Bill Forbes, Pharm.D., Vice President, Research and Development, and Chief Development Officer. “Salix will work diligently with the FDA over the next several days to compile a complete response to this approvable letter, which Salix believes will consist of referencing data already available.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide disodium) Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Vapreotide acetate, balsalazide tablet, granulated mesalamine and XIFAXAN® for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; generic and other competition; our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; market acceptance for approved products and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.